                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             Bell Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                             BELL INDUSTRIES, INC.
                          11812 SAN VICENTE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90049-5069

Dear Shareholder:

     This year's Annual Meeting of Shareholders will be held on Tuesday, May 13, 1997, at 10:00 A.M., at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California. Management hopes that you will come to the meeting and give us an opportunity to meet you and discuss any questions you may have.

     The formal notice of meeting and the Proxy Statement follow. The only formal actions to be taken at the meeting are the election of the Board of Directors for the ensuing year and the voting on an amendment to the Company's 1994 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder from 500,000 to 1,000,000 shares. I urge you to review the Proxy Statement carefully and, at your earliest convenience, sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

                                          Sincerely yours,

                                          THEODORE WILLIAMS
                                          Chairman
March 20, 1997

                             BELL INDUSTRIES, INC.
                          11812 SAN VICENTE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90049-5069

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 13, 1997

     The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at the Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, on Tuesday, May 13, 1997 at 10:00 A.M.

     The purposes of the meeting are:

          (1) to elect seven directors to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected;

          (2) to approve an amendment to the 1994 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder from 500,000 shares to 1,000,000 shares; and

          (3) to transact any other business that may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Thursday, March 20, 1997 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, said meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          JOHN J. COST
                                          Secretary

March 20, 1997

     YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, OR IF YOU DO PLAN TO ATTEND AND WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, FOR WHICH A RETURN, STAMPED ENVELOPE IS PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL HELP THE COMPANY AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            OF BELL INDUSTRIES, INC.

                                  MAY 13, 1997

                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about March 20, 1997 to shareholders of Bell Industries, Inc. (the "Company") in connection with the solicitation of Proxies by the Company's Board of Directors for use at the Company's Annual Meeting of Shareholders to be held on May 13, 1997, or any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company.

     The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see "Election of Directors") and FOR the proposal to increase the shares reserved for issuance under the 1994 Stock Option Plan (see "Approval of Amendment to the 1994 Stock Option Plan"). Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date.

     Only shareholders of record at the close of business on Thursday March 20, 1997, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. At such record date, there were outstanding and entitled to vote approximately 7,578,000 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.

     A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter.

     To approve the amendment to the 1994 Stock Option Plan, the affirmative vote of a majority of shares of common stock present in person or represented by proxy, and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum), is necessary for approval. In voting for directors, the candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

                             ELECTION OF DIRECTORS

     In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of intent to cumulate votes prior to the vote at the meeting.

     The Company's Board of Directors presently consists of seven directors. The persons who are elected directors will hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected. All of the seven director nominees are currently directors of the Company. The names and principal occupations of the nominees for election as directors, and the respective numbers of shares of voting stock of the Company beneficially owned, directly or indirectly, by each nominee are set forth below.

                                                           YEAR       SHARES BENEFICIALLY     PERCENT
                                                           FIRST          OWNED AS OF            OF
          NAME AND PRINCIPAL OCCUPATION          AGE      ELECTED        MARCH 1, 1997         CLASS
    -----------------------------------------    ----     -------     -------------------     --------
    John J. Cost(1)(2)                            62        1971             12,755(3)(5)        (4)
    Of Counsel
    Irell & Manella LLP, Attorneys
    Anthony L. Craig(2)                           51        1993              3,615(5)           (4)
    President, Global Knowledge Network
    Herbert S. Davidson                           75        1997                 --              (4)
    Vice Chairman
    Gordon M. Graham                              62        1994             18,988(6)           (4)
    President and Chief Operating Officer
    Charles S. Troy(1)(2)                         53        1993              3,847(5)           (4)
    President, E&S Ring Management
    Corporation
    Milton Rosenberg(1)(2)                        74        1975             14,833(5)           (4)
    Private investor and consultant to high
    technology companies
    Theodore Williams                             76        1969            290,944(3)          3.8%
    Chairman and Chief Executive Officer

---------------

(1) Member of Audit and Nominating Committees.

(2) Member of Compensation Committee.

(3) Includes 28 shares and 1,731 shares held by Messrs. Cost and Williams, respectively, as custodians for their children.

(4) Less 1% of total outstanding shares.

(5) Includes 10,500 shares with respect to Messrs. Cost and Rosenberg and 3,500 shares with respect to Messrs. Craig and Troy issuable pursuant to currently exercisable stock options issued under Bell's Nonemployees Directors' Stock Option Plan.

(6) Includes 3,550 shares issuable pursuant to currently exercisable stock options.

     Mr. Williams has been President and Chief Executive Officer of the Company since 1970. In January 1995, he relinquished the office of President but remained Chairman and Chief Executive Officer. In November 1996, Mr. Graham was elected President. For more than the past five years prior to his election as President, Mr. Graham was employed by the Company in other executive capacities. Mr. Cost was a partner in the law firm of Irell & Manella LLP, Los Angeles, California, from 1969 through December 1994. Effective January 1, 1995, Mr. Cost retired as a partner of that firm and now acts "of counsel" to it. He was elected Secretary in 1987. Irell & Manella LLP acts as general counsel to the Company. For more than the past five years, Mr. Rosenberg has been self-employed as an investor in, and consultant to, high technology companies.

Mr. Rosenberg also serves as a director of M.R.V. Communications, a laser communications firm, based in Woodland Hills, California.

     In February 1996, Mr. Craig became the President and Chief Executive Officer of Global Knowledge Network, a privately held company engaged in providing learning services for information technology in over 40 countries. From November 1993 through January 1996, he was a Vice President of Digital Equipment Corporation, a New York Stock Exchange company, located in Mayward, Massachusetts. From June 1992 until July 1993, Mr. Craig was a Senior Vice President of Oracle Systems Corp., a publicly traded data base and consulting company with annual revenues over $1 billion. Mr. Craig is also a director of Iomega Corporation, a computer disc storage firm located in Roy, Utah. For more than the last five years, Mr. Troy has been President and Chief Executive Officer of E&S Ring Management Corporation, Culver City, California. E&S Ring Management is a regional property management firm, specializing in multi-family and commercial properties.

     Mr. Davidson became Vice Chairman of the Board upon the consummation of the acquisition of Milgray Electronics in January 1997. For more than five years prior to that time, Mr. Davidson was the President and Chief Executive Officer of Milgray Electronics. In connection with the acquisition, Mr. Davidson received approximately $55 million for his equity interest in Milgray on the same basis per share as all other Milgray shareholders. Also, in connection with that acquisition, the Company entered into an employment agreement with Mr. Davidson pursuant to which he is employed as Vice Chairman of the Board and an Assistant Secretary at a salary of $100,000 per year.

     If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board of Directors does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.

     Directors who are employees receive no additional compensation for serving on the Board of Directors. Nonemployee directors receive an annual retainer of $30,000, plus $1,000 for each attendance at a meeting of the Board or a committee thereof which does not immediately precede or follow a meeting of the Board. The Company had a directors' retirement plan for non-employee directors. Under the plan, directors having served at least ten years as a director after reaching the age of 65 are entitled to receive an annual retirement benefit equal to 50% of the annual retainer fee in effect at the time of retirement, increasing 10% for each year of service after the tenth year. Such payments will be made for the number of years equal to the number of years served as a director or until his or her death; provided, that a surviving spouse is entitled for a period of five years after death to continue to receive the same benefits that such director would have been so entitled to receive. If a director has reached age 60 and ceases to serve as a director at the request of the Company, he will be entitled to the same retirement benefits as if he retired at age 65. In the event of a change in control, a director leaving the Board would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit. In January 1996, the Company terminated the directors' retirement plan except to the extent rights thereunder were vested. Messrs. Cost and Rosenberg rights were fully vested under the plan. Non-employee directors (currently Messrs. Cost, Craig, Troy and Rosenberg) are also entitled to receive stock options under the Company's Non-employee Directors' Stock Option Plan. Under the Plan, each non-employee director receives options for 10,000 shares upon his election as a director and an option for 1,000 shares for each year thereafter in which he is reelected. Pursuant to the Plan, Messrs. Cost, Craig, Troy and Rosenberg each received options covering 10,000 shares in May 1996 when the Plan was first adopted.

                       INFORMATION REGARDING SHAREHOLDERS

PRINCIPAL SECURITY HOLDERS

     To the Company's knowledge, except as hereinafter described, no single shareholder owned of record or beneficially as of March 3, 1997 more than 5% of the Company's common stock. As of that date, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 6,450,000 shares representing 85% of the Company's outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through December 31, 1996 with the Securities and Exchange Commission, the Company believes that each of the companies named below beneficially owns five percent (5.0%) or more of the Company's common stock:

                        NAME AND ADDRESS                     AMOUNT AND NATURE        PERCENT
                      OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP     OF CLASS
        ------------------------------------------------  -----------------------     --------
        Newsouth Capital Management.....................          480,988                6.3%
          1000 Ridgeway Loop Road, Suite 233                     (Direct)
          Memphis, Tennessee 38120
        Dimensional Fund Advisors.......................          375,261                5.0%
          1299 Ocean Avenue, 11th Floor                          (Direct)
          Santa Monica, California 90401

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's common stock of those executive officers of the Company listed in the "Summary Compensation Table" under EXECUTIVE COMPENSATION, who are not directors, as well as the beneficial ownership of common stock of all nominees for directors and executive officers of the Company as a group as of March 3, 1997. Information regarding the stock ownership of director nominees is contained in the prior table under ELECTION OF DIRECTORS.

                        NAME AND ADDRESS                   AMOUNT AND NATURE OF     PERCENT
                       OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP     OF CLASS
        -------------------------------------------------  --------------------     --------
        Paul F. Doucette.................................          71,435(2)           (1)
          Senior Vice President                                  (Direct)
        D.J. Hough.......................................          52,703(3)           (1)
          Vice President                                         (Direct)
        Tracy A. Edwards.................................          20,394(4)           (1)
          Vice President                                         (Direct)
        All directors and executive officers.............         487,463(5)           6.4%
          as a group (11)

---------------

(1) Less than 1% of the outstanding.

(2) Includes 26,266 shares issuable pursuant to currently exercisable stock options.

(3) Includes 16,679 shares issuable pursuant to currently exercisable stock options.

(4) Includes 15,363 shares issuable pursuant to currently exercisable stock options.

(5) Includes 93,287 shares issuable pursuant to currently exercisable stock options.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (A):
         BELL INDUSTRIES, INC., NYSE MARKET INDEX AND PEER GROUP INDEX

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)           BELL IND. INC.        PEER GROUP         BROAD MARKET
1991                                            100                100                  100
1992                                            109                146                  105
1993                                            172                180                  119
1994                                            210                179                  117
1995                                            243                238                  151
1996                                            243                276                  182

(A)  Assumes $100 invested on December 31, 1991 and dividends reinvested.

(B) The Peer Group consists of the following electronic and industrial distribution companies:

     Arrow Electronics, Inc.           Marshall Industries
     Avnet, Inc.                       Pioneer Standard Electronics
     Jaco Electronics Inc.             Sterling Electronics Corp.
     Kent Electronics Corp.            Wyle Electronics, Inc.

(C)  The Broad Market Index chosen was New York Stock Exchange Market Index.

                             EXECUTIVE COMPENSATION

     The following table shows all cash compensation and certain other compensation paid to (i) the chief executive officer and (ii) the other four most highly compensated executive officers (other than Mr. Jaffe, "the Named Officers") for the three years in the period ending December 31, 1996 for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                       ------------
                                                       ANNUAL COMPENSATION               OPTIONS
                                                ----------------------------------      (NUMBER OF
     NAME AND PRINCIPAL POSITION       YEAR      SALARY      BONUS(1)     OTHER(2)       SHARES)
-------------------------------------  ----     --------     --------     --------     ------------
Theodore Williams                      1996     $400,000     $101,878     $ 41,957           -0-
  Chairman and Chief                   1995      400,000      246,089       41,602           -0-
  Executive Officer                    1994      400,000      228,271       40,900           -0-

Gordon Graham                          1996     $176,000     $ 44,829     $ 19,047         4,200
  President and Chief                  1995      120,000       70,227       13,602           -0-
  Operating Officer,                   1994      120,000       46,000       12,439           -0-
  effective November 19, 1996;
  formerly Senior Vice President

Bruce M. Jaffe                         1996     $312,500     $ 65,000     $ 33,507         5,250
  Former President and Chief           1995      305,000      187,043       31,948           -0-
  Operating Officer                    1994      285,000      162,643       29,400        68,250

Paul F. Doucette(3)                    1996     $250,000     $ 63,673     $ 27,123         5,250
  Senior Vice President                1995      240,000      147,353       25,525           -0-
                                       1994      230,000      131,255       23,900        47,250

D.J. Hough                             1996     $202,800     $ 51,652     $ 22,322           -0-
  Vice President and Chief             1995      202,800      124,767       21,882           -0-
  Information Officer                  1994      202,800      115,733       21,180        31,500

Tracy A. Edwards                       1996     $173,750     $ 44,253     $ 19,251         4,200
  Vice President and Chief             1995      145,520       89,527       16,122           -0-
  Financial Officer                    1994      145,520       83,045       15,420        26,250

---------------

     Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) Includes bonuses accrued and earned for the period although paid in a later period. For example, executive bonuses earned in 1996 were not paid until February 1997. For 1995, the named individuals received, pro-rata, an aggregate of 6,638 shares of common stock as part of their bonuses in accordance with the policy established by the Compensation Committee of paying bonuses earned by reason of achieving a return on equity in excess of a predetermined amount in shares of common stock rather than cash. The shares were valued at the average of the closing prices on the NYSE for the ten days preceding February 1, 1996.

(2) Consists of amounts contributed by the Company on behalf of the named individual under the Company's Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

(3) Mr. Doucette is married to a niece of Mr. Williams.

     Mr. Jaffe resigned as President and a director of the Company in November 1996 and Mr. Graham was elected President shortly thereafter. Mr. Graham is to receive an annual salary of $500,000 for calendar 1997.

STOCK OPTIONS

     The following table shows information on grants of stock options during the twelve month period ended December 31, 1996 to the chief executive officer and the Named Officers (including Mr. Jaffe) reflected in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                                                             REALIZABLE VALUE
                                                                                                    AT
                                                                                              ASSUMED ANNUAL
                                                                                              RATES OF STOCK
                                                                                                   PRICE
                                                  PERCENTAGE OF                              APPRECIATION FOR
                                                  TOTAL OPTIONS    EXERCISE                       OPTION
                                                   GRANTED TO        PRICE                        TERM(4)
                                     OPTIONS      EMPLOYEES IN        PER       EXPIRATION   -----------------
              NAME                 GRANTS(1)(2)   CALENDAR 1996   SHARE(2)(3)      DATE        5%        10%
---------------------------------  ------------   -------------   -----------   ----------   -------   -------
Theodore Williams................         -0-            --              --            --         --        --
  Chairman and Chief
  Executive Officer
Gordon Graham....................       4,200          3.4%         $ 21.43      2/4/2001    $24,867   $54,950
  President and Chief
  Operating Officer,
  effective November 19, 1996;
  formerly Senior Vice President
Bruce M. Jaffe...................       5,250          4.2%         $ 21.43      2/4/2001    $31,084   $68,687
  Former President and Chief
  Operating Officer
Paul F. Doucette.................       5,250          4.2%         $ 21.43      2/4/2001    $31,084   $68,687
  Senior Vice President
D.J. Hough.......................         -0-            --              --            --         --        --
  Vice President and Chief
  Information Officer
Tracy A. Edwards.................       4,200          3.4%         $ 21.43      2/4/2001    $24,867   $54,950
  Vice President and Chief
  Financial Officer
Other employees..................     105,175         84.8%

---------------

(1) All options granted are exercisable in cumulative installments commencing one year from date of grant, with full vesting on the fourth anniversary date. Vesting may be accelerated in certain events relating to the change of the Company's ownership or certain corporate transactions.

(2) All stock option and per share data have been adjusted to reflect stock dividends.

(3) All stock options were granted at market value (closing price on the New York Stock Exchange -- Composite Transactions of the Company's common stock) on the date of grant.

(4) Reported net of the option exercise price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be indicative of the value that will actually be achieved or realized.

     In January 1997, grants of 75,000 and 50,000 options, respectively, were made to Messrs. Williams and Graham under the Company's 1994 Stock Option Plan.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the chief executive officer and the Named Officers, concerning the exercise of options during the twelve month period ended December 31, 1996 and unexercised options held as of December 31, 1996:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                             VALUE            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES        REALIZED               OPTIONS AT                    OPTIONS AT
                             ACQUIRED    (MARKET PRICE          DECEMBER 31, 1996           DECEMBER 31, 1996(1)
                                ON      AT EXERCISE LESS   ---------------------------   ---------------------------
           NAME              EXERCISE   EXERCISE PRICE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------  --------   ----------------   -----------   -------------   -----------   -------------
Theodore Williams..........      0              0                  0              0               0              0
  Chairman and Chief
  Executive Officer

Gordon Graham..............      0              0              3,500          4,262       $  38,136      $   4,592
  President and Chief
  Operating Officer,
  effective November 19,
  1996; formerly Senior
  Vice President

Paul F. Doucette...........      0              0             26,266         43,116       $ 200,877      $ 203,812
  Senior Vice President

D.J. Hough.................      0              0             16,679         25,273       $ 129,142      $ 132,847
  Vice President and Chief
  Information Officer

Tracy A. Edwards...........      0              0             15,363         25,002       $ 120,315      $ 112,102
  Vice President and Chief
  Financial Officer

---------------

(1) Based upon the closing price on the New York Stock Exchange on that date ($21.38).

     In January 1997, subsequent to his resignation, Mr. Jaffe exercised options to purchase 40,633 shares of common stock at an average exercise price of $14.34. The total value realized, net of the exercise price was approximately $330,000.

EMPLOYMENT AGREEMENTS

     In January 1979, the Company entered into an employment agreement with Mr. Williams, the Company's Chairman and Chief Executive Officer. Mr. Williams' agreement provides for an annual salary of not less than $179,400. He is to be employed as Chief Executive Officer until retirement. Upon retirement, Mr. Williams is entitled to receive for his lifetime an annual amount equal to one-half of the average of the highest three years of salary plus bonus paid during his last ten years of employment. Also, the Company is required to maintain life and medical insurance benefits at least equal to those in effect at the time of retirement. In August 1994, Mr. Williams' agreement was amended so as to fix his retirement benefits to those accrued through June 30, 1994. As amended, Mr. Williams' employment agreement provides that upon his retirement or death prior to retirement, he or his estate will receive approximately $2,187,000, which amount represents the present value of the estimated future payments payable under his employment agreement as at June 30, 1994, as determined by recognized actuarial standards. In September 1995 and November 1996, the employment agreement was further amended to permit partial withdrawals prior to retirement of $187,000 (1995) and $988,000 (1996), which withdrawals were made.

     In February 1995, the Company entered into employment and retirement agreements with Bruce M. Jaffe, its former President and Chief Operating Officer, and Paul F. Doucette, a Senior Vice President. These agreements provide for annual salaries of not less than $285,000 and $230,000, respectively. Mr. Jaffe was to be employed as President and either Chief Operating Officer or Chief Executive Officer and Mr. Doucette as a Senior Vice President or in a more senior office. Upon retirement at age 65, Messrs. Jaffe and Doucette are entitled to annual retirement payments for life equal to one-half of the average of the highest three years of salary and bonus paid during his last ten years of employment. Further, each may elect early retirement at age 62, in which event the retirement payments are equal to one-third of such average amount. Under most circumstances, a termination by the Company prior to age 62 is deemed a retirement by the officer at age 62 and from age 62 through 65, the retirement payments are increased proportionately. If there is a voluntary termination by either person prior to age 62, he receives no retirement payments until he reaches age 62, at which time he is deemed to have retired at age 62. If either is terminated after a change in control, he is entitled to the same benefits as if he retired at age 65. Also, the Company is required to maintain life and medical insurance benefits at least equal to those in effect at the time of retirement. Both Mr. Jaffe and Mr. Doucette had been employed with the Company in managerial positions for over twenty-five years at the time the employment agreements were signed. In connection with his resignation as President in November 1996, Mr. Jaffe's released all of his benefits under his employment agreement; and, in consideration for such release, he received a lump sum payment of $1,085,000 and $150,000 payable in twelve monthly installments.

     In connection with the acquisition of Milgray Electronics, the Company and Mr. Richard Hyman (Milgray's Chief Operating Officer) entered into a five year employment contract under which Mr. Hyman will be employed as President of that subsidiary and as Executive Vice President of Bell's Electronics Distribution Group at a base salary of $400,000 plus a minimum incentive bonus of $135,000 per year.

     The Company has severance agreements with its executive officers, including Messrs. Graham, Hough and Edwards but not Messrs. Williams or Doucette. Each of these agreements provides, in essence, that should there be a "change in control" (as defined), and the officer's employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a payment in the amount of 295% of the officer's "base amount" (generally equivalent to the average of his last three years compensation) as determined in accordance with
Section 280G of the Internal Revenue Code. A "change of control" of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock, or (v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company after having received shareholder approval at the Company's 1986 Annual Meeting. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Cost who is also a member of the Compensation Committee is the Secretary of the Company. He receives as compensation for his services as Secretary, in lieu of the annual retainer for being a director, an amount equal to the annual retainer.

             COMPENSATION STRUCTURE AND COMMITTEE RESPONSIBILITIES

     The Company compensates its executive officers with two basic forms of compensation: cash (salary and incentive bonus) and stock options. Bonuses were granted for the fiscal year ended June 30, 1994, for the six month period ended December 31, 1994, and the years ended December 31, 1995 and 1996, based upon the formulas described hereafter. Further, in September 1994, February 1996 and January 1997, executives were awarded stock options under Bell's stock option plans at an exercise price equal to the fair market value of the underlying shares on the date of grant.

     The Company Compensation Committee currently consists of Messrs. Cost, Craig, Troy and Rosenberg. The duties of the Compensation Committee are to determine the overall compensation policy for the Company's executive officers, including specifically fixing the compensation of the chief executive officer.

     The following report is submitted by the Compensation Committee as it relates to both cash compensation of, and stock options granted to, executive officers of the Company. This report is not deemed "filed" with the Securities and Exchange Commission and is therefore not intended to be incorporated by reference in any other document filed by the Company with the Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's compensation philosophy is based upon the belief that the Company's success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

BASE SALARY

     The Committee attempts to set the base salary levels competitively with those paid by others in the electronics and industrial distribution companies comprising its Peer Group. Based upon its most recent survey (December 1996), the Committee believes that the compensation levels paid to Company executives are in the mid-range of compensation paid by its Peer Group. In determining salaries, the Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.

ANNUAL INCENTIVE BONUS

     Prior to fiscal 1994, cash bonuses were considered annually and awarded generally upon a subjective evaluation of the particular officer's performance for the year and were dependent upon the overall financial achievement of the Company during the year. For example, bonuses usually were not given in years where the Company's growth was nominal. Thus, no incentive cash bonuses were awarded for fiscal 1992 and 1993. For the fiscal year ended June 30, 1994, for the six month period ended December 31, 1994, and for the twelve month periods ended December 31, 1995 and 1996, the Committee established an incentive bonus program based upon the return on shareholders' equity and awarded incentive bonuses for those periods in accordance with such programs. For each period, no incentive bonus would be earned unless the Company's earnings exceeded a predetermined percentage minimum return on shareholders' equity as at the beginning of the period. If that minimum return was achieved, each executive officer (including the Chief Executive Officer) earned a bonus based upon the extent to which the Company's actual earnings exceeded the minimum return on shareholders' equity. For the six-month period ended December 31, 1994 and for the years ended December 31, 1995 and 1996, the Company's return on shareholders' equity was approximately 12%, 14% and 12%, respectively, in each case in excess of the pre-determined minimum. The amount of a particular officer's bonus was an arithmetic calculation based upon the actual return on shareholders' equity and that officer's base salary. Since the amount of any bonus was dependent upon the extent to which the Company's actual return on shareholders' equity exceeded the pre-determined minimum return, there was no arithmetic limitation upon the amount of bonuses that could be earned. Although individual performance may also be taken into consideration in determining bonuses, it was not for any of those periods except for Mr. Hough in 1996. For the current fiscal year, the Committee intends to continue an incentive program upon which bonuses will be awarded.

LONG-TERM INCENTIVE PROGRAM

     Currently, the Company's long-term incentive program consists of the award of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

     The Compensation Committee's current policy is to award significant amounts of stock options to executive officers and other key employees. Exercise prices are established equal to the fair market value of Bell's common stock on the date of grant. Options are usually for a term of 5 years and become vested over a period of four years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer's deemed ability to influence the long-term growth and profitability of the Company. Stock options were granted to the Company's executive officers in September 1995, February 1996 and January 1997 with exercise prices equal to fair market value at the time of grant.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Williams has been the Company's Chief Executive Officer for over twenty-five years. His annual base salary was $400,000 for the fiscal year ended December 31, 1996. Additionally, Mr. Williams was awarded a cash bonus of $101,878 for fiscal 1996 based upon predetermined achievement of specific goals for Company. The Committee has fixed Mr. Williams' base salary for the current fiscal year at an annual rate of $400,000. Although Mr. Williams is a substantial shareholder, the Committee decided to provide Mr. Williams with additional long-term incentive through a grant of a stock option for 75,000 shares of common stock which grant was made in January 1997 at an exercise price equal to the fair market value of the common stock on the date of grant.

     The Committee believes that Mr. Williams has managed the Company exceptionally well during the past few years in the face of a very challenging business environment.

                                        Submitted By:
                                        John J. Cost (Chairman), Anthony Craig,
                                        Charles Troy and Milton Rosenberg

                               OTHER COMPENSATION

SAVINGS AND PROFIT SHARING PLAN

     The Company established the Bell Industries' Employees' Savings and Profit Sharing Plan (the "PSP") in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board of Directors. Employees must contribute at least 1% of their annual compensation to participate in the PSP. The Company's contribution to the PSP is determined by the Board of Directors in its discretion. For the fiscal year ended December 31, 1996, the Company contributed $1,100,000 to the PSP.

EXECUTIVE DEFERRED INCOME AND PENSION PLAN

     In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the "EDP"). Under the EDP, each officer and such other highly compensated employees as the Board may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. The Company matches the amount of the chosen deferral. Such deferred sums bear an assumed interest at a rate equal to the Lehman Brothers Long T-Bond index.

     In the event of an unforeseen emergency, a participant may withdraw his deferred salary plus accrued interest but no portion of the matching funds contributed by the Company. In such an event, the participant would be ineligible from participating in the EDP for a period of two years. After reaching age 62 and retiring, a participant may elect to have his benefit paid in a lump sum or payable over a period of 5 to 15 years.

     If a participant voluntarily resigns before age 62, he will be entitled to receive at age 62 only a pro-rata portion of Company matching funds through the date of his termination. That proration is based upon the period of EDP participation compared with the participant's age at the time of resignation. If a participant dies while employed, his beneficiary would receive a lump sum payment equal to all amounts that have accrued for his benefit through date of death. If a participant's employment is terminated without cause or after a change in control, he will receive the same benefit as he would have received if his employment had been terminated due to death. If a participant is terminated for cause, or if the Board determines within one year after termination that cause existed at the time of termination, he will be entitled to receive in a lump sum payment only the amount attributable to his deferred salary plus accrued interest.

              APPROVAL OF AMENDMENT TO THE 1994 STOCK OPTION PLAN

GENERAL

     On July 21, 1994, the Board of Directors adopted the 1994 Stock Option Plan (the "Plan"), which was approved by the Company's shareholders at the 1994 Annual Meeting held on November 1, 1994. The purpose of the Plan is to provide a means to attract and retain competent personnel and to provide to participating directors, officers, key employees, and other persons long-term incentives for high levels of performance and unusual efforts to improve the financial performance of the Company.

     Any director, key employee of the Company or its subsidiaries and other persons designated by the Compensation Committee (the "Committee") (other than directors who are members of the Committee) is eligible to receive awards under the Plan. Restricted stock of the Company may be purchased, or purchases of common stock may be made pursuant to "nonincentive" or "non-qualified" stock options and options that qualify as "incentive stock options" under Section 422A of the Internal Revenue Code, as amended. Any of such persons may receive shares of the Company common stock pursuant to stock option rights granted in tandem with such options. There is no minimum or maximum number of options that may be granted to a participant.

     Subject to adjustment, the aggregate number of shares of common stock that may be issued pursuant to awards under the Plan may not exceed 500,000 shares of common stock. As of February 28, 1997, the Company has issued options covering 358,425 of the shares reserved for issuance under the Plan and, consequently, a total of 141,575 shares remain for future grants.

     The amendment proposed hereunder (the "Proposed Amendment") would increase the number of shares of common stock reserved for issuance upon exercise of options granted under the Plan by 500,000 (from 500,000 shares to 1,000,000 shares). The Board of Directors believes that the Proposed Amendment is in the best interests of the Company and shareholders because only 141,575 shares remain for future grants under the Plan, and option grants provide incentives for the future growth, development and financial success of the Company.

     A copy of the Plan, as currently in effect, may be obtained by a shareholder, without charge, upon written request to Bell's Corporate Office at 11812 San Vicente Boulevard, Los Angeles, California 90049-5069.

VOTE REQUIRED

     The approval of the Proposed Amendment requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy, and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum). The Board of Directors proxy holders will vote all proxies received to approve the Proposed Amendment, unless otherwise instructed. The Board of Directors recommends that shareholders vote FOR the approval of the Proposed Amendment.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held seven meetings during calendar 1996. Each director attended at least 80% of the meetings of the Board of Directors and the committees on which he served.

     The Board of Directors also has standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. The Company does not currently have an acting Executive Committee. The Audit Committee consists of Messrs. Cost, Troy and Rosenberg and held one meeting during calendar 1996. The Audit Committee reviews periodic financial statements of the Company, reviews the independent accountants' scope of engagement, performance and fees, and reviews the adequacy of the Company's financial control procedures. The Compensation Committee is composed of Messrs. Cost, Craig, Troy and Rosenberg and during calendar 1996 held five meetings. Its function is to fix compensation of the chief executive officer and other key executives and to administer various benefit plans, including the stock option plans, in which officers and employees may participate. Messrs. Cost, Troy and Rosenberg are members of the Nominating Committee which was established in March 1993. The Nominating Committee held no meetings during calendar 1996. Its function is to recommend individuals to be members of the Board of Directors.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1996 upon the written request of any shareholder. This request should be directed to Mr. Tracy A. Edwards, Vice President and Chief Financial Officer, Bell Industries, Inc., 11812 San Vicente Boulevard, Los Angeles, California 90049-5069.

                             SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company's next Annual Meeting of Shareholders, tentatively scheduled for May 12, 1998, such a proposal must be received by the Company at its Corporate Office prior to December 22, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the officers and directors of the Company and certain shareholders beneficially owning more than 10% of the Company's common stock ("Ten Percent Shareholders") are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of Company common stock. The non-employee directors of the Company (i.e., Messrs. Cost, Craig, Troy and Rosenberg) did not file, as of the required date (February 15, 1997), reports on Form 5 regarding the issuance of 10,000 stock options to each of them in May 1996 under the Company's Non-employee Directors' Stock Option Plan. All such reports were subsequently filed in compliance with Section 16(a). Except for the foregoing, based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 1996, all of its officers and directors and Ten Percent Shareholders complied with all applicable filing requirements under Section 16(a).

                                 MISCELLANEOUS

     Price Waterhouse has been the Company's independent accountants for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from Price Waterhouse will attend the Annual Meeting of Shareholders, will be available to answer questions, and will be afforded the opportunity to make any statements the representative desires to make.

     The Board of Directors knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters. The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder's name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder's Notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal. Further, if the proposal includes the nomination of a person to become a director which person was not set forth in a proxy statement submitted to all shareholders pursuant to the federal proxy rules, such proposal shall contain all the information specified by such rules.

                                          By Order of the Board of Directors

                                          John J. Cost
                                          Secretary
March 20, 1997

PROXY                                                                     PROXY

                             BELL INDUSTRIES, INC.

           11812 SAN VICENTE BOULEVARD, LOS ANGELES, CALIFORNIA 90049

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints Theodore Williams and John J. Cost and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of common stock of Bell Industries, Inc. held of record by the undersigned on March 20, 1997, at the Annual Meeting of Shareholders to be held on May 13, 1997 or any adjournment or postponement thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors and for the amendment to the 1994 Stock Option Plan.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

                             BELL INDUSTRIES, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                             ]

        The Board of Directors recommends a vote FOR Item 1 and Item 2.

1. ELECTION OF DIRECTORS.                                            For All
   J. Cost, A. Craig, H. Davidson, G. Graham,          For  Withheld  Except
   C. Troy, M. Rosenberg, T. Williams                  [ ]     [ ]     [ ]

   For ALL except nominees written on the space provided below.

   ____________________________________________________________


2. AMENDMENT TO 1994 STOCK OPTION PLAN.
   Proposal to amend the 1994 Stock Option Plan        For  Against  Abstain
   to increase the shares of the Company's          [ ]    [ ]      [ ]
   common stock reserved for issuance thereunder from 500,000 to 1,000,000 shares.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                               Please sign exactly as name appears on the left.

                               Dated: __________________________________, 1997.

                               ________________________________________________
                               Signature

                               ________________________________________________
                               Signature if held jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.